Exhibit 4.1

HUNTINGTON BANCSHARES INCORPORATED

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee, Paying Agent and Security Registrar

SECOND SUPPLEMENTAL INDENTURE

Dated as of February 4, 2020

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Section 9.01	Indenture and Notes Solely Corporate Obligations	9

Article 10 MISCELLANEOUS		9

Section 10.01	Ratification of Indenture	9
Section 10.02	Conflict	9
Section 10.03	Trustee Not Responsible for Recitals	9
Section 10.04	New York Law to Govern	9
Section 10.05	Separability	9
Section 10.06	Additional Trustee Provisions	10
Section 10.07	Counterparts	10

-ii-

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of February 4, 2020, is between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation (the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered a Senior Debt Indenture, dated as of July 30, 2019 (the “Base Indenture”), providing for the issuance from time to time of series of the Company’s senior notes;

WHEREAS, Section 9.1(7) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the forms or terms of Securities of any series as permitted by Section 2.1 and Section 3.1 of the Base Indenture;

WHEREAS, pursuant to Section 3.1 of the Base Indenture, the Company wishes to provide for the issuance of $750,000,000 aggregate principal amount of a new series of Securities to be known as its 2.550% Senior Notes due 2030 (the “Notes”), the form and terms of such Notes and the terms, provisions and conditions thereof to be set forth as provided in this Second Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture and all requirements necessary to make this Second Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01    Relation to Base Indenture. This Second Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.02    Definition of Terms. For all purposes of this Second Supplemental Indenture:

(a)    capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;

(b)    a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;

(c)    the singular includes the plural and vice versa;

(d)    headings are for convenience of reference only and do not affect interpretation;

(e)    unless otherwise specified or unless the context requires otherwise, (i) all references in this Second Supplemental Indenture to Sections refer to the corresponding Sections of this Second Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this Second Supplemental Indenture; and

(f)    the following terms have the meanings given to them in this Section 1.02(f):

“DTC” shall have the meaning set forth in Section 2.03.

“Global Note” shall have the meaning set forth in Section 2.04.

“Interest Payment Date” shall have the meaning set forth in Section 2.05(b).

“Interest Period” shall have the meaning set forth in Section 2.05(a).

“Maturity Date” shall have the meaning set forth in Section 2.02.

The terms “Company,” “Trustee,” “Base Indenture,” and “Notes” shall have the respective meanings set forth in the recitals to this Second Supplemental Indenture and the paragraph preceding such recitals.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01    Designation and Principal Amount. The Notes may be issued from time to time upon written order of the Company for the authentication and delivery of Notes pursuant to Section 3.3 of the Base Indenture. There is hereby authorized a series of Securities designated as the 2.550% Senior Notes due 2030 having an initial aggregate principal amount of $750,000,000.

Section 2.02    Maturity. The date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, is February 4, 2030 (the “Maturity Date”).

Section 2.03    Form, Payment and Appointment. Except as provided in the last four paragraphs of Section 3.5 of the Base Indenture, the Notes will be issued only in book-entry form. Principal of and interest on the Notes will be payable in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Note (as hereinafter defined). The principal of any certificated Notes will be payable at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, New York City, New York, which shall initially be the principal office of the Trustee in the Borough of Manhattan, the City of New York; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Person entitled to payment; provided that the paying agent shall have received written notice of such account designation at least five Business Days prior to the date of such payment (subject to surrender of the relevant Note in the case of a payment of interest on the Maturity Date).

The Company hereby appoints the Trustee to act as Security Registrar and Paying Agent for the Notes.

The Notes will be issuable and may be transferred only in denominations of $2,000 or any amount in excess thereof that is an integral multiple of $1,000. The specified currency of the Notes shall be U.S. Dollars.

Section 2.04    Global Note. The Notes shall be issued initially in the form of one or more fully registered global notes (each such global note, a “Global Note”) deposited with DTC or its designated custodian or such other Depositary as any officer of the Company may from time to time designate. Unless and until a Global Note is exchanged for Notes in certificated form, such Global Note may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to DTC or a nominee of DTC, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

Section 2.05    Interest.

(a)    Interest payable on any Interest Payment Date or the Maturity Date with respect to the Notes shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of February 4, 2020, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date or Maturity Date, as the case may be (each, an “Interest Period”).

(b)    The Notes will bear interest at the rate of 2.550% per annum from February 4, 2020 until the principal of the Notes has been paid in full or a sum sufficient to pay the principal of the Notes has been made available for payment. Interest on the Notes shall be payable semi-annually in arrears on February 4 and August 4 of each year (each, an “Interest Payment Date”), commencing August 4, 2020, to the Persons in whose names the relevant Notes are registered at the close of business on the January 20 and July 20 immediately preceding the applicable Interest Payment Date (each such date, a “Regular Record Date”), except as provided in Section 2.05(c).

(c)    The amount of interest payable for any Interest Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any scheduled Interest Payment Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be postponed to the next succeeding day which is a Business Day (and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date).

(d)    In the event that the Maturity Date for any Note falls on a day that is not a Business Day, then the related payments of principal, premium, if any, and interest may be made on the next succeeding day that is a Business Day (and no additional interest will accumulate on the amount payable for the period from and after the Maturity Date). Interest due on the Maturity Date (whether or not an Interest Payment Date) of any Notes will be paid to the Person to whom principal of such Notes is payable.

Section 2.06    No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

Section 2.07    Payment of the Notes. Not later than 10:00 a.m. (New York City time) on each due date of the principal of, premium, if any, and interest on any Notes, the Company shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, redemption payments, premium, if any, and interest so becoming due. All the payments must be in U.S. Dollars.

ARTICLE 3

REDEMPTION OF THE NOTES

Section 3.01    Optional Redemption. The Notes are not subject to redemption at the option of the Company at any time except as described herein. The Notes are subject to redemption at the option of the Company, in accordance with Exhibit A of the attached and in accordance with Article XI of the Base Indenture.

The Notes are subject to redemption at the option of the Company, in whole at any time or in part from time to time, on or after August 2, 2020 (180 days from February 4, 2020 (or, if additional Notes are issued after February 4, 2020, beginning 180 days after the issue date of such additional Notes)), and prior to November 4, 2020 (the “Par Call Date”) in each case at a redemption price equal to the sum of: (i) 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the “Make-Whole Amount” (as defined below), if any, with respect to such Notes, plus in each case accrued interest thereon to the date of redemption.

As used above in connection with the Notes:

•

“Make-Whole Amount” means, in connection with any optional redemption of any Notes, the excess, if any, of: (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made (assuming for these purposes that the Notes mature on the Par Call Date), determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below) (determined on the third Business Day preceding the date that notice of such redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made to the date of redemption (assuming for these purposes that the Notes mature on the Par Call Date), over (ii) the aggregate principal amount of the Notes being redeemed.

•

“Reinvestment Rate” means the yield on U.S. Treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to maturity (assuming for these purposes that the Notes mature on the Par Call Date) for the principal being redeemed (the “Treasury Yield”), plus 0.15%. For purposes hereof, the Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release (as defined below) for “U.S. Government Securities—Treasury Constant Maturities” with a maturity equal to such remaining life (assuming for these purposes that the Notes mature on the Par Call Date); provided, that if no published maturity exactly corresponds to such remaining life (assuming for these purposes that the Notes mature on the Par Call Date), then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published on the date of determination of the Make-Whole Amount shall be used. The Make-Whole Amount will be determined as of the third Business Day immediately preceding the applicable redemption date. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Company.

•

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published daily by the Federal Reserve and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination, then such other reasonably comparable index which shall be designated by us.

Calculation of the foregoing will be made by the Company or on the Company’s behalf by a person designated.

On or after the Par Call Date, the Notes will be redeemable at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus in each case accrued interest to the date of redemption.

If the Company elects to redeem the Notes, the Company will provide notice by first class mail, postage prepaid, or electronic transmission, addressed to the holders of record (which, in the case of registered global Notes, will be DTC or its nominee or a nominee of Euroclear and Clearstream) of the Notes to be redeemed. Such mailing or transmission will be at least 10 days and not more than 60 days before the date fixed for redemption. Each notice of redemption will state:

•	the redemption date;

•	the redemption price;

•	if fewer than all the outstanding Notes are to be redeemed, the identification (and in the case of partial redemption, the principal amounts) of the particular Notes to be redeemed;

•	“CUSIP” or “ISIN” number of the Notes to be redeemed;

•	that on the redemption date the redemption price will become due and payable upon each note to be redeemed, and that interest thereon will cease to accrue on and after the date of redemption; and

•	the place or places where the Notes are to be surrendered for payment of the redemption price.

If any Notes are redeemed, the redemption price payable to the holder of any Notes called for redemption will be payable on the applicable redemption date against the surrender to the Company or its agent of any certificate(s) evidencing the Notes called for redemption. If money sufficient to pay the redemption price of, and any accrued interest on, the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the paying agent on or before the redemption date and certain other conditions are satisfied, then on and after the redemption date, interest will cease to accrue on the Notes (or such portion thereof) called for redemption and such Notes will cease to be outstanding.

The Notes are not be subject to repayment at the option of any Holder at any time prior to maturity and are not entitled to any sinking fund.

ARTICLE 4

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER, OR LEASE

Section 4.01    Merger. In addition to the requirements set forth in Section 8.1 of the Base Indenture, the Company shall not consolidate with or merge into any other Person or convey, transfer, or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer, or lease its properties and assets substantially as an entirety to the Company if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by this Indenture, unless the Company or such successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure the Securities equally and ratably with (or prior to) all indebtedness secured thereby.

Section 4.02    Sale or Issuance of Capital Stock of Principal Subsidiary Bank. Except as otherwise provided herein or in Article VIII of the Base Indenture, the Company shall not, directly or indirectly: (a) sell, assign, pledge, transfer or otherwise dispose of, or permit to be issued, any shares of Capital Stock (as defined herein) of a Principal Subsidiary Bank (as defined herein) or any securities convertible into or rights to subscribe to such Capital Stock, unless, after giving effect to (i) such sale, pledge, assignment, transfer, disposition or issuance, and (ii) the conversion of such securities into, or exercise of such rights with respect to, such

Capital Stock, the Company will own, directly or indirectly, at least 80% of the outstanding shares of Capital Stock of each class of Capital Stock of such Principal Subsidiary Bank; or (b) pay any dividend in Capital Stock of a Principal Subsidiary Bank or make any other distribution in Capital Stock of a Principal Subsidiary Bank, unless the Principal Subsidiary Bank to which the transaction relates, after obtaining any necessary regulatory approvals, unconditionally guarantees payment of the principal and any premium and interest on the Securities; provided, however, the foregoing shall not prohibit any of the following: (1) any dispositions made by the Company or any Principal Subsidiary Bank of the Company (A) acting in a fiduciary capacity for any Person other than the Company or any Principal Subsidiary Bank of the Company or (B) to the Company or any Wholly Owned Subsidiary; (2) the merger or consolidation of a Principal Subsidiary Bank with and into another Principal Subsidiary Bank; (3) the sale, assignment, pledge, transfer or other dispositions of shares of Voting Stock of a Principal Subsidiary Bank made by the Company or any Subsidiary of the Company if: (A) the sale, assignment, pledge, transfer or other disposition is made, in the minimum amount required by law, to any Person for the purpose of the qualification of such Person to serve as a director; or (B) the sale, assignment, pledge, transfer or other disposition is made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by the Company or any Principal Subsidiary Bank of the Company, directly or indirectly, of any other Person; or (C) the sale, assignment, pledge, transfer or other disposition of Voting Stock or any other securities convertible into or rights to subscribe to Voting Stock of a Principal Subsidiary Bank, so long as: (i) any such transaction is made for fair market value as determined by the Board of Directors or the board of directors of the Principal Subsidiary Bank of the Company disposing of such Voting Stock or other securities or rights, and (ii) after giving effect to such transaction and to any potential dilution, the Company and its Wholly Owned Subsidiaries will own, directly or indirectly, at least 80% of the Voting Stock of such Principal Subsidiary Bank; (4) any Principal Subsidiary Bank from selling additional shares of Voting Stock to its shareholders at any price, so long as immediately after such sale, the Company owns, directly or indirectly, at least as great a percentage of the Voting Stock of such Principal Subsidiary Bank as the Company owned prior to such sale of additional shares; or (5) a pledge made or a lien created to secure loans or other extensions of credit by a Principal Subsidiary Bank subject to Section 23A of the Federal Reserve Act. As used herein, “Capital Stock” shall mean any shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity, and “Principal Subsidiary Bank” shall mean any subsidiary of the Company that is a bank or trust company organized and doing business under any state or federal law, the consolidated assets of which constitute 50% or more of the consolidated assets of the Company.

ARTICLE 5

EVENTS OF DEFAULT

Section 5.01    Appointment of a Receiver. In addition to the Events of Default set forth in Section 5.1 of the Base Indenture, an Event of Default shall occur with respect to the Notes, in the event (i) a receiver, conservator or similar official is appointed for the Company’s principal banking subsidiary (which, for the avoidance of doubt, as of the date hereof, is The Huntington National Bank) or (ii) a default under a bond, debenture, note or other evidence of indebtedness for money borrowed by the Company that has a principal amount outstanding that is more than $50 million (other than non-recourse indebtedness) under the terms of the instrument under which the indebtedness is issued or secured, which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the acceleration has not been rescinded or annulled, or the indebtedness is discharged, or there is deposited in trust enough money to discharge the indebtedness, and continuance of such default or breach for a period of 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under this Indenture. Such Event of Default shall be treated for all purposes under the Indenture as if it were an Event of Default under Section 5.1(1) of the Base Indenture.

ARTICLE 6

CERTAIN COVENANTS

Section 6.01    Existence. Section 10.5 of the Base Indenture is hereby deleted in its entirety.

ARTICLE 7

FORM OF NOTES

Section 7.01    Form of Notes. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE 8

ISSUE OF NOTES

Section 8.01    Original Issue of Notes. Notes having an aggregate principal amount of $750,000,000 may from time to time, upon execution of this Second Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company pursuant to Section 3.3 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).

Section 8.02    Further Issues of Notes. The Company may from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes ranking pari passu with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

ARTICLE 9

IMMUNITY OF STOCKHOLDERS,

EMPLOYEES, AGENTS, OFFICERS AND DIRECTORS

Section 9.01    Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or interest on any Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any stockholder, employee, agent, officer or director, as such, past, present or future, of the Company or of any successor corporation; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Second Supplemental Indenture and the issue of the Notes.

ARTICLE 10

MISCELLANEOUS

Section 10.01    Ratification of Indenture. The Base Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 10.02    Conflict. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Second Supplemental Indenture by any of the provisions of the Trust Indenture Act of 1939, as amended, such required provision shall control.

Section 10.03    Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

Section 10.04    New York Law to Govern. THIS SECOND SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING AMONG THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

Section 10.05    Separability. In case any one or more of the provisions contained in this Second Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture or of the Notes, but this Second Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 10.06    Additional Trustee Provisions.

(a)    Delivery to the Trustee of any reports, information and documents pursuant to the Base Indenture is for informational purposes only and the Trustee’s receipt of such reports, information and documents shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the compliance of the Company with any of its covenants in the Base Indenture and this Second Supplemental Indenture (as to which the Trustee is entitled to conclusively rely exclusively on Officers’ Certificates).

(b)    The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Base Indenture and this Second Supplemental Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(c)    In no event shall the Trustee be liable for special, indirect, punitive, or consequential loss or damages whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such damage and regardless of the form of action taken.

(d)    The rights, privileges, protections, indemnities, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(e)    The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding that such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Section 10.07    Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, as of the day and year first written above.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Derek Meyer
Name:	Derek Meyer
Title:	Executive Vice President and Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Kathryn Fischer
Name:	Kathryn Fischer
Title:	Vice President

By:	/s/ Annie Jaghatspanyan
Name:	Annie Jaghatspanyan
Title:	Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

Form of Note

THIS NOTE IS AN UNSECURED DEBT OBLIGATION OF THE COMPANY. THIS NOTE IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY OR A SUCCESSOR DEPOSITORY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED HEREIN AND IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED HEREIN AND IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO HUNTINGTON BANCSHARES INCORPORATED, AS ISSUER, THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

HUNTINGTON BANCSHARES INCORPORATED

2.550% SENIOR NOTES DUE 2030

Registered
No. [1/2]	U.S.$ [500,000,000/250,000,000]

CUSIP NO. 446150 AS3

ISIN NO. US446150AS35

HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of [five hundred/two hundred and fifty million United States dollars on February 4, 2030 and all accrued and unpaid interest thereon on February 4, 2030, or if such day is not a Business Day, the following Business Day. The Company further promises to pay interest on said principal sum from and including February 4, 2020, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semiannually in arrears on February 4 and August 4 in each year (each an “Interest Payment Date”), commencing August 4, 2020 at the rate of 2.550% per annum, computed for any full semiannual period on the basis of a 360-day year of twelve 30-day months and computed for any partial semiannual period on the actual days elapsed during such period, until the principal hereof is due, and at the rate of 2.550% per annum on any overdue principal amounts, and, to the extent permitted by law, on any overdue interest.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date (defined below) for such interest, which shall be the January 20 or July 20, as the case may be, of each year (whether or not a Business Day) (each such date, a “Regular Record Date”). Interest on the Outstanding Notes payable at maturity will be payable to the persons to whom principal is payable next preceding such Interest Payment Date. In any case where such Interest Payment Date shall not be a Business Day, then (notwithstanding any other provision of the Indenture) payment of such interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and, if such payment is so made, no interest shall accrue on such payment for the period from and after such Interest Payment Date. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, with notice thereof to be given to Holders of Notes not less than 10 days prior to the Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any automated quotation system or securities exchange on which the Notes may be quoted or listed, and upon such notice as may be required by such system or exchange, all as more fully provided in the Indenture.

All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

Payment of principal and interest shall be made at the Corporate Trust Office of the Trustee, or at such other office or agency of the Company as may be designated by the Company for such purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts, by Dollar check drawn on, or transfer to, a Dollar account. Payments of interest on this Note may be made by Dollar check, drawn on a Dollar account, mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or, upon written application by the Holder to the Security Registrar setting forth wire instructions not later than the relevant Record Date, by transfer to a Dollar account.

Except as specifically provided herein and in the Indenture, the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an Authenticating Agent by the manual signature of one of their respective authorized signatories, this Note shall not be entitled to any benefit under the Indenture or the Second Supplemental Indenture or be valid or obligatory for any purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered.

HUNTINGTON BANCSHARES INCORPORATED

By:
Name:
Title:

(Trustee’s Certificate of Authentication)

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

Dated:	By:
Authorized Signatory

[FORM OF REVERSE SIDE OF THE NOTE]

This Note is one of a duly authorized issue of senior debt securities of the Company designated as its “2.550% Senior Notes due 2030” (the “Notes”). The Notes, taken together, are initially limited in aggregate principal amount to U.S. $750,000,000 issued and are to be issued under an Indenture, dated as of July 30, 2019 (herein called the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”, which term includes any successor trustee under the Base Indenture), as amended and supplemented by the Second Supplemental Indenture, dated as of February 4, 2020 between the Company and the Trustee (the “Supplemental Indenture”; the Base Indenture, as amended and supplemented by the Supplemental Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of any authorized denominations as requested by the Holder surrendering the same upon surrender of the Note or Notes to be exchanged, at the Corporate Trust Office of the Trustee. The Trustee upon such surrender by the Holder will issue the new Notes in the requested denominations.

The Notes are subject to redemption at the option of the Company, in whole at any time or in part from time to time, on or after August 2, 2020 (180 days from February 4, 2020 (or, if additional Notes are issued after February 4, 2020, beginning 180 days after the issue date of such additional Notes)), and prior to November 4, 2020 (the “Par Call Date”) in each case at a redemption price equal to the sum of: (i) 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the “Make-Whole Amount” (as defined below), if any, with respect to such Notes, plus in each case accrued interest thereon to the date of redemption.

As used above in connection with the Notes:

•

“Make-Whole Amount” means, in connection with any optional redemption of any Notes, the excess, if any, of: (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made (assuming for these purposes that the Notes mature on the Par Call Date), determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below) (determined on the third Business Day preceding the date that notice of such redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made to the date of redemption (assuming for these purposes that the Notes mature on the Par Call Date), over (ii) the aggregate principal amount of the Notes being redeemed.

•

“Reinvestment Rate” means the yield on U.S. Treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to maturity (assuming for these purposes that the Notes mature on the Par Call Date) for the principal being redeemed (the “Treasury Yield”), plus 0.15%. For purposes hereof, the

Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release (as defined below) for “U.S. Government Securities—Treasury Constant Maturities” with a maturity equal to such remaining life (assuming for these purposes that the Notes mature on the Par Call Date); provided, that if no published maturity exactly corresponds to such remaining life (assuming for these purposes that the Notes mature on the Par Call Date), then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published on the date of determination of the Make-Whole Amount shall be used. The Make-Whole Amount will be determined as of the third Business Day immediately preceding the applicable redemption date. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Company.

•

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published daily by the Federal Reserve and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination, then such other reasonably comparable index which shall be designated by us.

Calculation of the foregoing will be made by the Company or on the Company’s behalf by a person designated by us.

On or after the Par Call Date, the Notes will be redeemable at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus in each case accrued interest to the date of redemption.

If the Company elects to redeem the Notes, the Company will provide notice by first class mail, postage prepaid, or electronic transmission, addressed to the holders of record (which, in the case of registered global Notes, will be DTC or its nominee or a nominee of Euroclear and Clearstream) of the Notes to be redeemed. Such mailing or transmission will be at least 10 days and not more than 60 days before the date fixed for redemption. Each notice of redemption will state:

•	the redemption date;

•	the redemption price;

•	if fewer than all the outstanding Notes are to be redeemed, the identification (and in the case of partial redemption, the principal amounts) of the particular Notes to be redeemed;

•	“CUSIP” or “ISIN” number of the Notes to be redeemed;

•	that on the redemption date the redemption price will become due and payable upon each note to be redeemed, and that interest thereon will cease to accrue on and after the date of redemption; and

•	the place or places where the Notes are to be surrendered for payment of the redemption price.

If any Notes are redeemed, the redemption price payable to the holder of any Notes called for redemption will be payable on the applicable redemption date against the surrender to the Company or its agent of any certificate(s) evidencing the Notes called for redemption. If money sufficient to pay the redemption price of, and any accrued interest on, the Notes (or portions thereof) to be redeemed on the redemption date is deposited with our paying agent on or before the redemption date and certain other conditions are satisfied, then on and after the redemption date, interest will cease to accrue on the Notes (or such portion thereof) called for redemption and such Notes will cease to be outstanding.

The Notes are not be subject to repayment at the option of any Holder at any time prior to maturity and are not entitled to any sinking fund.

The Notes are unsecured and rank equally with all of the Company’s other unsecured and unsubordinated indebtedness.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Company may, without consent of the holders of the Notes, increase the principal amount of the Notes by issuing additional securities in the future on the same terms and conditions as the Notes, except for any difference in the issue price and interest accrued prior to the date of issuance of the additional securities, and with the same CUSIP number as the Notes. The Notes and any additional Notes issued by the Company would rank equally and ratably and would be treated as a single series for all purposes under the Indenture.

In any case where the due date for the payment of the principal of or interest on any Note at any Place of Payment, as the case may be, is not a Business Day, then payment of principal or interest need not be made on or by such date at such place but may be made on or by the next succeeding Business Day, with the same force and effect as if made on the date for such payment, and no interest shall accrue on the amount so payable for the period after such date.

If an Event of Default shall occur and be continuing, the principal of all the Notes, together with accrued interest to the date of declaration, may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default, the Holders of not less than 25% in principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to it and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Notes a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 20 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by any Holder of this Note for the enforcement of any payment of principal of or interest on this Note or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

The Notes will be subject to defeasance and covenant defeasance pursuant to Sections 13.2 and 13.3 of the Base Indenture.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable on the Security Register upon surrender of this Note for registration of transfer at the Corporate Trust Office of the Trustee or at such other office or agency of the Company as may be designated by it for such purpose in the Borough of Manhattan, The City of New York (which shall initially be an office or agency of the Trustee), or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees by the Security Registrar. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to recover any tax or other governmental charge payable in connection therewith.

Prior to due presentation of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered, as the owner thereof for all purposes, whether or not such Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse for the payment of the principal of or interest on this Note and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, officer or director or subsidiary, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of consideration for the issue hereof, expressly waived and released.

THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

All capitalized terms used in this Note which are defined in the Indenture, and not otherwise defined herein, shall have the meanings assigned to them in the Indenture.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Book-Entry Security, and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE:	The signature to this assignment must correspond with the name as written upon the face of the within Book-Entry Security in every particular without alteration or enlargement or any change whatsoever.